Exhibit 99.1

Access National Bank is Now Open in Alexandria

Conveniently Located in Carlyle

RESTON, Va.--(BUSINESS WIRE)--November 28, 2016--Access National Bank is pleased to announce the opening of our new Alexandria Banking Center, located in the Carlyle District at 2050 Ballenger Avenue — steps away from the US Eastern District Courthouse and the USPTO main campus. The new office officially opened for business on November 22.

The opening of this new Banking Center will allow Access National to better support Alexandria’s vibrant business and nonprofit community. Under the leadership of veteran Alexandria banker and commercial market expert, John McManus, as Senior Vice President, Relationship Manager, and Chhaya Muth, Assistant Vice President, Client Services Manager, the Bank was honored to be awarded the 2016 Alexandria Chamber Rising Star Business Award for its service to the local business community.

The expansion into Alexandria marks the bank’s sixth regional office designed to serve the business and nonprofit community. The Bank offers extensive experience in several key industries including CPA Firms, Legal Services, Medical Practices, National Trade Associations, Nonprofits and Government Contractors. “We’ve been trusted advisors to our clients in Alexandria for a long time now and are thrilled to finally have an Access National Banking Center location in the City,” said Michael W. Clarke, CEO. “We decided to bring our business banking expertise and style of proactive relationship banking to the commercial epicenter of Alexandria with truly exceptional bankers led by John and Chhaya, further solidifying us as the community bank of choice for local businesses.” Clarke concluded, “As we work with Middleburg Financial Corporation on our strategic merger, which we expect to close in the second quarter of 2017, this new Alexandria location is a clear signal that we are still hiring and continuing to expand in metro DC as the bank built for business.”

The Alexandria Banking Center is a full-service location with hours from 9:00 a.m. until 5:00 p.m., Monday – Friday, or by appointment. For inquiries, contact the office at (703) 871-5700 or by email at jmcmanus@accessnationalbank.com or cmuth@accessnationalbank.com.

Access National Bank was founded in 1999 by professional bankers and business people. It is an independent, nationally chartered bank based in Reston, Virginia that serves the Greater Washington DC Metropolitan area. Access National Bank is a subsidiary of Access National Corporation and trades on the NASDAQ Global Market under the symbol “ANCX”. Additional information is available at www.AccessNationalBank.com. Member FDIC.

CONTACT:
Access National Bank
Michael W. Clarke
Chief Executive Officer
703-871-2100